Exhibit 6.2 Equipment Lease, dated July 1, 1999, between Imaging Associates of Cumberland, Inc. and The Imaging Center, Inc.

                                 EQUIPMENT LEASE

THIS EQUIPMENT LEASE ("Lease") is made and effective July 1, 1999, by and between IMAGING ASSOCIATES OF CUMBERLAND, INC., a Maryland Corporation, ("Lessor") and THE IMAGING CENTER,INC., A MARYLAND CORPORATION ("Lessee").

Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor, certain tangible personal property.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

1.  LEASE.
Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the following described equipment (the "Equipment"), located at 715 Williams Street, Cumberland, Maryland.

          A.  ACUSON 128XP COLOR DOPPLER ULTRASOUND SYSTEM- SERIAL # 18681
          B.  ACUSON 128XP COLOR DOPPLER ULTRASOUND SYSTEM- SERIAL # 10372
          C.  ACUSON 128XP COLOR DOPPLER ULTRASOUND SYSTEM-SERIAL # 18676
          D.  12-CHANNEL FUKUDA DENSHI EKG
          E.  MEDFAX TRANSCRIPTION SYSTEM
          F.  IBM/LEXMARK OPTRA 4049 LASER PRINTER, 8MB RAM
          G.  3 GEO TRACKERS
                    SERIAL # 2CNBJ136XT6921709
                    SERIAL # 2CNBJ1366T6916734
                    SERIAL # 2CNBJ1367T6916743
          H.  GE RADIOGRAPHIC/TOMOGRAPHY MACHINE
          I.  GE RADIOGRAPHIC/FLUOROSCOPY MACHINE

2.  TERM.
The term of this Lease shall commence on JULY 1, 1999 and shall expire SIXTY ( 60 ) MONTHS thereafter. This lease may be renegotiated at any time, by mutual consent of both parties, but no more than once in any calendar year.

3.  SHIPPING.
Lessee shall be responsible for shipping the Equipment to Lessee's premises.

4.  RENT AND DEPOSIT.
A. The monthly rent for the Equipment shall be paid in advance in installments of EIGHT THOUSAND ONE HUNDRED SEVENTY-FIVE DOLLARS ( $ 8,175.00 ) each month, beginning on JULY 1, 1999 and on the first day of each succeeding month throughout the term hereof, at P.O. Box 818 Cumberland, MD 21502, or at such other place as Lessor may designate from time to time. Any


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installment payment not made by the tenth (10th) day of the month shall be considered overdue and in addition to Lessor's other remedies, Lessor may levy a late payment charge equal to one percent (1%) per month on any overdue amount. Rent for any partial month shall be prorated.

B. Lessee shall pledge all collectible accounts receivable of The Imaging Center, Inc. as security for full payment throughout the term of this lease.

5.  USE.
Lessee shall use the Equipment in a careful and proper manner and shall comply with and conform to all national, state, municipal, police and other laws, ordinances and regulations in any way relating to the possession, use or maintenance of the Equipment.

6.  Limited Warranty.
Lessor warrants that the Equipment shall, at the commencement of the Lease term, operate properly when used in routine circumstances for the purposes for which it was designed. In the event of any breach of this warranty, Lessee's sole remedy and Lessor's sole obligation shall be to repair the Equipment or to replace the Equipment with a similar working item, at Lessor's option and expense. LESSOR DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT THAT LESSOR WARRANTS THAT LESSOR HAS THE RIGHT TO LEASE THE EQUIPMENT, AS PROVIDED IN THIS LEASE.

7.  REPAIRS.
Lessee, at its own cost and expense, shall keep the Equipment in good repair, condition and working order and shall furnish any and all service contracts, parts, mechanisms and devices required to keep the Equipment in good mechanical working order.

8.  LOSS AND DAMAGE.
A. Lessee hereby assumes and shall bear the entire risk of loss and damage to the Equipment from any and every cause whatsoever. No loss or damage to the Equipment or any part thereof shall impair any obligation of Lessee under this Lease which shall continue in full force and effect through the term of the Lease.

B. In the event of loss or damage of any kind whatever to the Equipment, Lessee shall, at Lessor's option: (i) Place the same in good repair, condition and working order; or (ii) Replace the same with like equipment in good repair, condition and working order; or (iii) Pay to Lessor the replacement cost of the Equipment.

9.  SURRENDER.
Upon the expiration or earlier termination of this Lease, Lessee shall return the Equipment to Lessor in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted, by delivering the Equipment at Lessee's cost and expense to such place as Lessor shall specify within the city or county in which the same was delivered to Lessee.

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10.  INSURANCE.
Lessee shall procure and continuously maintain and pay for:

A. All risk insurance against loss of and damage to the Equipment for not less than the full replacement value of the Equipment, naming Lessor as loss payee, and;

B. Combined public liability and property damage insurance with limits as approved by Lessor, naming Lessor as additionally named insured and a loss payee.

The insurance shall be in such form and with such company or companies as shall be reasonably acceptable to Lessor, shall provide at least thirty (30) days advance written notice to Lessor of any cancellation, change or modification, and shall provide primary coverage for the protection of Lessee and Lessor without regard to any other coverage carried by Lessee or Lessor protecting against similar risks. Lessee shall provide Lessor with an original policy or certificate evidencing such insurance. Lessee hereby appoints Lessor as Lessee's attorney in fact with power and authority to do all things, including, but not limited to, making claims, receiving payments and endorsing documents, checks or drafts necessary or advisable to secure payments due under any policy of insurance required under this Agreement.

11.  TAXES.
Lessee shall keep the Equipment free and clear of all levies, liens and encumbrances. Lessee, or Lessor at Lessee's expense, shall report, pay and discharge when due all license and registration fees, assessments, sales, use and property taxes, gross receipts, taxes arising out of receipts from use or operation of the Equipment, and other taxes, fees and governmental charges similar or dissimilar to the foregoing, together with any penalties or interest thereon, imposed by any state, federal or local government or any agency, or department thereof, upon the Equipment or the purchase, use, operation or leasing of the Equipment or otherwise in any manner with respect thereto and whether or not the same shall be assessed against or in the name of Lessor or Lessee. However, Lessee shall not be required to pay or discharge any such tax or assessment so long as it shall, in good faith and by appropriate legal proceedings, contest the validity thereof in any reasonable manner which will not affect or endanger the title and interest of Lessor to the Equipment; provided, Lessee shall reimburse Lessor for any damages or expenses resulting from such failure to pay or discharge.

12.  LESSOR'S PAYMENT.
In case of failure of Lessee to procure or maintain said insurance or to pay fees, assessments, charges and taxes, all as specified in this Lease, Lessor shall have the right, but shall not be obligated, to effect such insurance, or pay said fees, assignments, charges and taxes, as the case may be. In that event, the cost thereof shall be repayable to Lessor with the next installment of rent, and failure to repay the same shall carry with it the same consequences, including interest at ten percent (10%) per annum, as failure to pay any installment of rent.

13.  INDEMNITY.
Lessee shall indemnify Lessor against, and hold Lessor harmless from, any and all claims,


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actions, suits, proceedings, costs, expenses, damages and liabilities, including reasonable attorney's fees and costs, arising out of, connected with, or resulting from Lessee's use of the Equipment, including without limitation the manufacture, selection, delivery, possession, use, operation, or return of the Equipment.

14.  DEFAULT.
If Lessee fails to pay any rent or other amount herein provided within ten (10) days after the same is due and payable, or if Lessee fails to observe, keep or perform any other provision of this Lease required to be observed, kept or performed by Lessee, Lessor shall have the right to exercise any one or more of the following remedies:

A. To declare the entire amount of rent hereunder immediately due and payable without notice or demand to Lessee.

B. To sue for and recover all rents, and other payments, then accrued or thereafter accruing.

C. To take possession of the Equipment, without demand or notice, wherever same may be located, without any court order or other process of law. Lessee hereby waives any and all damages occasioned by such taking of possession.

D.  To terminate this Lease.

E.  To pursue any other remedy at law or in equity.

Notwithstanding any repossession or any other action which Lessor may take, Lessee shall be and remain liable for the full performance of all obligations on the part of the Lessee to be performed under this Lease. All of Lessor's remedies are cumulative, and may be exercised concurrently or separately.

15.  BANKRUPTCY.
Neither this Lease nor any interest therein is assignable or transferable by operation of law. If any proceeding under the Bankruptcy Act, as amended, is commenced by or against the Lessee, or if the Lessee is adjudged insolvent, or if Lessee makes any assignment for the benefit of his creditors, or if a writ of attachment or execution is levied on the Equipment and is not released or satisfied within ten (10) days thereafter, or if a receiver is appointed in any proceeding or action to which the Lessee is a party with authority to take possession or control of the Equipment, Lessor shall have and may exercise any one or more of the remedies set forth in Section 14 hereof; and this Lease shall, at the option of the Lessor, without notice, immediately terminate and shall not be treated as an asset of Lessee after the exercise of said option.

16.  OWNERSHIP.
The Equipment is, and shall at all times be and remain, the sole and exclusive property of Lessor; and the Lessee shall have no right, title or interest therein or thereto except as expressly set forth in this Lease.

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17.  ADDITIONAL DOCUMENTS.
If Lessor shall so request, Lessee shall execute and deliver to Lessor such documents as Lessor shall deem necessary or desirable for purposes of recording or filing to protect the interest of Lessor in the Equipment including, but not limited to a UCC financing statement.

18.  ENTIRE AGREEMENT.
This instrument constitutes the entire agreement between the parties on the subject matter hereof and it shall not be amended, altered or changed except by a further writing signed by the parties hereto.

19.  NOTICES.
Service of all notices under this Agreement shall be sufficient if given personally or mailed certified, return receipt requested, postage prepaid, at the address hereinafter set forth, or to such address as such party may provide in writing from time to time.

        If to Lessor:
                                    Imaging Associates, Inc.
                                    P.O. Box 818
                                    Cumberland, MD 21502

        If to Lessee:
                                    The Imaging Center, Inc.
                                    715 Williams St.
                                    Cumberland, MD 21502

20.  ASSIGNMENT.
Lessee shall not assign this Lease or its interest in the Equipment without the prior written consent of Lessor.

21.  GOVERNING LAW.
This Lease shall be construed and enforced according to laws of the State of Maryland.

22.  HEADINGS.
Headings used in this Lease are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

Imaging Associates of Cumberland, Inc.              The Imaging Center, Inc.

By: /s/ Larry Taylor                                By: /s/ F. Daniel Jackson
       Larry Taylor                                     F. Daniel Jackson, M.D.
       Chief Operating Officer                          President


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